Exhibit 99.2

NEWS RELEASE

For Immediate Release

Contact:	John Calmes
Chief Financial Officer (864) 298-9800

WORLD ACCEPTANCE CORPORATION ANNOUNCES OFFERING OF

$250 MILLION SENIOR NOTES DUE 2020

GREENVILLE, S.C. (May 8, 2015) – World Acceptance Corporation (NASDAQ: WRLD) today announced its intention to offer, subject to market and other conditions, $250 million in aggregate principal amount of its senior notes due 2020 (the “Senior Notes”) in a private placement transaction to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

The Company intends to use the net proceeds to repay borrowings under its amended senior secured revolving credit facility and to pay fees and expenses related to the offering.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the Senior Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior registration or qualification under the securities laws of such state or other jurisdiction. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About World Acceptance Corporation

World Acceptance Corporation is one of the nation’s largest small-loan consumer finance companies, operating 1,320 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend,” “intention,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended March 31, 2014 and in Exhibit 99.2 to its Current Report on Form 8-K filed May 8, 2015 to which this press release is also attached as an Exhibit. In addition, it is not certain whether, and the Company can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all. Risks and uncertainties relating to such offering include market conditions beyond the Company’s control, including high-yield debt market conditions. The Company does not undertake any obligation to update any forward-looking statements it makes and is not responsible for changes made to this press release by wire services or Internet Services.